Exhibit 10.13

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
rBOT VACCINE LICENSE AGREEMENT
     THIS rBOT VACCINE LICENSE AGREEMENT (this “Agreement”), effective as of November 23, 2004, (the “Effective Date”), by and between Emergent BioSolutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Emergent”), and the Health Protection Agency, a governmental agency organized and existing under the laws of England (“HPA”) (each of Emergent and HPA, a “Party”).
WITNESSETH :
     WHEREAS, Emergent, which is the parent company of BioPort Corporation, desires to develop and commercialize one or more pharmaceutical products comprising Clostridium botulinum toxin fragments produced using recombinant technology which products are designed for the prevention or treatment of illness caused by C. botulinum toxin;
     WHEREAS, HPA is the owner or licensee of certain information and inventions necessary or useful for the commercialization of such pharmaceutical products;
     WHEREAS, Emergent desires to receive from HPA, and HPA desires to grant to Emergent, licenses in and to such information and inventions owned or controlled by HPA, all on the terms and conditions set forth herein;
     WHEREAS, HPA desires to reserve the right to make and sell such pharmaceutical products within certain limitations, as set forth herein;
     WHEREAS, Emergent is the owner or licensee of certain information and inventions necessary or useful for the commercialization of such pharmaceutical products;
     WHEREAS, HPA desires to receive from Emergent, and Emergent desires to grant to HPA, licenses in and to such information and inventions owned or controlled by Emergent, all on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
Definitions
     Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:
     1.1 “AAA Rules” shall have the meaning set forth in Section 11.7.2.
     1.2 “Act” shall have the meaning set forth in Section 11.9.

     1.3 “Affiliate” shall mean, (a) with respect to Emergent, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Emergent, and (b) with respect to HPA, any Person that, directly or indirectly, through one or more intermediaries, is controlled by HPA. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, by application of applicable law, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
     1.4 “After-Acquired HPA Know-How” shall have the meaning set forth in Section 1.34.
     1.5 “Agreement” shall have the meaning set forth in the preamble hereto.
     1.6 “Applicable Law” shall mean all laws, rules, regulations applicable to the Exploitation of the Licensed Products, including any such rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.
     1.7 “BT Development Agreement” shall mean that certain BT Vaccine Development Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.8 “BT License Agreement” shall mean that certain BT Vaccine License Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.9 “Business Day” shall mean any day other than a Saturday, Sunday, any public holiday and any bank holiday in either the United States or England.
     1.10 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
     1.11 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.
     1.12 “Clinical Trials” shall mean, with respect to a Licensed Product, all tests and studies in patients that are required by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, for Regulatory Approval of such product.
     1.13 “Combination Product” shall mean any form or dosage of pharmaceutical composition or preparation for use in humans which contains, in co-formulated combination with a Licensed Product, therapeutic or antigenic levels of one or more other active ingredients (i) that do not comprise C. botulinum toxin fragments that are produced using recombinant technology, act to stimulate an immune response and are designed or intended for use in the Field and (ii) the Manufacture of which does not use, and which active ingredients do not incorporate, any rBOT Licensed Technology. A Combination Product shall be deemed to be a Licensed Product.
     1.14 “Commercially Reasonable Efforts” shall mean, with respect to the development, Manufacture or commercialization of a Licensed Product, the level of efforts and resources customarily applied in the research-based pharmaceutical industry to a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a country-by-country basis for each Licensed Product.
     1.15 “Confidential Information” shall have the meaning set forth in Section 4.3.1.
     1.16 “Control” shall mean, with respect to any item of Information and Invention, Patent, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Invention, Patent, Trademark or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
     1.17 “Dispute” shall have the meaning set forth in Section 11.7.1.
     1.18 “Distribution Agreement” shall mean that certain Exclusive Distribution Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.19 “Drug Master File” shall have the meaning set forth in the rBOT Development Agreement.
     1.20 “Effective Date” shall mean the date of this Agreement as set forth in the preamble hereto.
     1.21 “Emergent” shall have the meaning set forth in the preamble hereto.
     1.22 “Emergent Beneficiaries” shall have the meaning set forth in Section 11.9.
     1.23 “Emergent Information” shall have the meaning set forth in Section 4.1.2.
     1.24 “Europe” shall mean the European Union, as it may be constituted from time to time.
     1.25 “Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, store, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

     1.26 “Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.
     1.27 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
     1.28 “FFDCA” shall mean the United States Federal Food Drug and Cosmetic Act, as amended from time to time.
     1.29 “Field” shall mean the prevention or treatment of illness in humans caused by C. botulinum toxin.
     1.30 “First Sale” shall mean, with respect to any Licensed Product, the first commercial sale of such Licensed Product in a country where use of such Licensed Product is authorized by the relevant Regulatory Authorities (even though Regulatory Approval for such Licensed Product may not have been granted in such country). Any sale of a Licensed Product to a governmental entity for stockpiling or other health-related purposes shall qualify, for purposes of this definition, as such a commercial sale.
     1.31 “FTE Rate” shall have the meaning set forth in the rBOT Development Agreement.
     1.32 “GAAP” shall mean United States generally accepted accounting principles, consistently applied.
     1.33 “HPA” shall have the meaning set forth in the preamble hereto.
     1.34 “HPA Know-How” shall mean all Information and Inventions, to the extent not generally known, (a) that are listed on Schedule 1.34 to this Agreement, (b) that are developed by or on behalf of, or come into the possession or under the Control of, HPA or its Affiliates after the Effective Date during the term of this Agreement and are reasonably necessary for the research, development, manufacturing, use or sale of Licensed Products or any Improvements to the Licensed Products (the “After-Acquired HPA Know-How”), or (c) that are Improvements to any item in (a) or (b) above, but excluding in each case (x) any Information and Inventions to the extent claimed or covered by the HPA Patents or Joint Patents, and (y) any Joint Know-How. For the avoidance of doubt, HPA Know-How shall include all such (i) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related to the Licensed Products, and (ii) assays and biological methodology necessary or useful for the Exploitation of the Licensed Products.
     1.35 “HPA Patents” shall mean all of the Patents that HPA and its Affiliates own, have under license, have a right to acquire (by option or otherwise) or otherwise Control, as of the Effective Date and at any time during the term of this Agreement, that (a) are reasonably necessary for the research, development, manufacturing, use or sale of the Licensed Products or any Improvements thereto, (b) claim or cover any Licensed Products, or (c) are Improvements to any item in (a) or (b) above, but excluding the Joint Patents. Without limitation of the foregoing, HPA Patents shall include those Patents listed on Schedule 1.35 to this Agreement, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any Patent listed in Schedule 1.35.
     1.36 “HPA Products” shall have the meaning set forth in Section 3.3(c)(i).
     1.37 “HPA Technology” shall mean, collectively, the HPA Patents and the HPA Know-How.
     1.38 “Improvement” shall mean any modification, variation or revision to a compound, product or technology or any discovery, technology, device, process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology.
     1.39 “IND” shall mean an investigational new drug application filed with the FDA for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.
     1.40 “Indemnification Claim Notice” shall have the meaning set forth in Section 7.3.1.
     1.41 “Indemnified Party” shall have the meaning set forth in Section 7.3.1.
     1.42 “Information and Inventions” shall mean all technical, scientific and other know-how, show-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer software, apparatuses, specifications, data, cell lines, seed stock and other biological materials, pre-clinical and clinical trial results, Manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), but excluding the Regulatory Documentation.
     1.43 “Infringement Suit” shall have the meaning set forth in Section 9.4.1.
     1.44 “In-License Agreements” shall have the meaning set forth in Section 8.3(b).
     1.45 “Joint Know-How” shall have the meaning set forth in the rBOT Development Agreement.

     1.46 “Joint Patents” shall have the meaning set forth in the rBOT Development Agreement.
     1.47 “Joint Technology” shall mean, collectively, the Joint Patents and the Joint Know-How.
     1.48 “Jurisdiction” shall mean the countries constituting Europe collectively and each other country in the Territory.
     1.49 “Licensed HPA Patents” shall have the meaning set forth in Section 8.3(b).
     1.50 “Licensed Product” shall mean a recombinant product that (a) comprises one or more C. botulinum toxin fragments that acts to stimulate an immune response, (b) is designed for use in the Field, (c) comprises, is comprised of (in whole or in part), or is Exploited using, HPA Technology or Joint Technology, and (d) is Manufactured by or on behalf of Emergent (or, in relation to a Sublicensee, Manufactured by or on behalf of such Sublicensee).
     1.51 “Losses” shall have the meaning set forth in Section 7.1.
     1.52 “Major Market” shall mean each of the United Kingdom, the United States, France, Germany, Italy, and Japan.
     1.53 “Manufacture” and “Manufacturing” shall mean, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.
     1.54 “Marketing Authorization” shall mean a New Drug Application or Biologics License Application, each as defined in the FFDCA, and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification, necessary or reasonably useful to market a Licensed Product in the Territory, but not including pricing and reimbursement approvals.
     1.55 “Minor Market” shall have the meaning set forth in Section 5.2.
     1.56 “Net Sales” shall mean, for any period, the gross amount invoiced by Emergent , its Affiliates or its Sublicensees, as the case may be, for arm’s-length sales of Licensed Products to Third Parties, after deducting (to the extent not already deducted from the amount invoiced or received): (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors and (iv) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state

Medicaid, Medicare or similar state program or equivalent foreign governmental program; (e) sales and other taxes and duties directly related to the sale or delivery of Licensed Products (but not including taxes assessed against the income derived from such sale); (f) distribution expenses to the extent that such items are included in the gross amount invoiced; (g) any other similar and customary deductions that are consistent with GAAP, or in the case of non-United States sales, other applicable accounting standards (consistently applied); (h) any such invoiced amounts that are not collected by Emergent, its Affiliates or its Sublicensees, as the case may be; and (i) an amount equal to all royalties paid by Emergent , its Affiliates or its Sublicensees, as the case may be, to Third Parties in connection with the Exploitation of Licensed Products. Any of the deductions listed above that involves a payment by Emergent, its Affiliates or its Sublicensees, as the case may be, shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. Deductions pursuant to clause (h) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable. For purposes of determining Net Sales, the Product(s) shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions for charitable or promotional purposes.
          For purposes of calculating Net Sales, sales between or among Emergent, its Affiliates, and its Sublicensees shall be excluded from the computation of Net Sales, but sales by Emergent, its Affiliates or its Sublicensees to Third Parties (other than its Sublicensees) shall be included in the computation of Net Sales.
          In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the first paragraph of this Section by the fraction A/(A+B), where A is the average invoice price in such country of the Licensed Product containing as its sole active ingredient C. botulinum toxin fragments produced using recombinant technology that act to stimulate an immune response and are intended for use in the Field, if sold separately in such country, and B is the average invoice price in such country of the other therapeutically or antigenically active ingredients in the Combination Product, if sold separately in such country. If, in a specific country, such other therapeutically or antigenically active ingredients in the Combination Product are not sold separately, Net Sales shall be adjusted by multiplying actual Net Sales of such Combination Product calculated pursuant to the first paragraph of this Section by the fraction A/C, where A is the average invoice price in such country of the Licensed Product containing as its sole active ingredient C. botulinum toxin fragments produced using recombinant technology that act to stimulate an immune response and are intended for use in the Field, and C is the invoice price in such country of such Combination Product. If, in a specific country, the Licensed Product containing as its sole active ingredient C. botulinum toxin fragments produced using recombinant technology that act to stimulate an immune response and are intended for use in the Field is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product calculated pursuant to the first paragraph of this Section by the fraction (C-B)/C, where B is the average invoice price in such country of the other therapeutically or antigenically active ingredients in the Combination Product and C is the invoice price in such country of the Combination Product. The invoice price for the Licensed Product containing as its sole active ingredient C. botulinum toxin fragments produced using recombinant technology that act to stimulate an immune response and are intended for use in the Field, and for each other therapeutically or antigenically active ingredient shall be for a quantity comparable to that used in such Combination Product and of the same class, purity and potency. If, in a specific country, neither a Licensed Product containing as its sole active ingredient C. botulinum toxin fragments produced using recombinant technology that act to stimulate an immune response and are intended for use in the Field nor the other therapeutically or antigenically active ingredients in such Combination Product is sold separately, a market price for such Licensed Product and such other therapeutically or antigenically active ingredients shall be negotiated by the Parties in good faith based upon the manufacturing costs, overhead and profit for such Combination Product and all similar substances then being made and marketed and having an ascertainable market price.
     1.57 “Owned HPA Patents” shall have the meaning set forth in Section 8.3(b).
     1.58 “Patents” shall mean (a) all patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.
     1.59 “PCT” shall mean the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.
     1.60 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).
     1.61 “Prosecution Jurisdictions” shall have the meaning set forth in Section 9.2.1.
     1.62 “rBOT Development Agreement” shall mean that certain rBOT Vaccine Development Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.63 “rBOT Licensed Technology” shall mean, collectively, the rBOT Licensed Patents and the rBOT Licensed Know-How.
     1.64 “rBOT Licensed Know-How” shall mean, collectively, the HPA Know-How and Joint Know-How.
     1.65 “rBOT Licensed Patents” shall mean, collectively, the HPA Patents and the Joint Patents.
     1.66 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), governmental licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Licensed Products in a country in the Territory, including any (a) approval of any Licensed Product (including any INDs, Marketing Authorizations and supplements and amendments thereto); (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

     1.67 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Products in the Territory, but excluding HPA acting in its capacity as a Party.
     1.68 “Regulatory Documentation” shall mean all applications, registrations, governmental licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any Licensed Product, and all data contained in any of the foregoing, including all INDs, Marketing Authorizations, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and Manufacturing records (including Manufacturing records maintained pursuant to Section 2.9.3 of the rBOT Development Agreement and any Drug Master Files prepared and filed by HPA).
     1.69 “Retained Rights” shall have the meaning set forth in Section 3.3(a).
     1.70 “Subject Product” shall have the meaning set forth in Section 5.5.
     1.71 “Sublicense Income” shall mean consideration of any kind, including any fees, royalties, milestones or other payments (whether cash or non-cash), received by Emergent or any of its Affiliates from one or more Sublicensees in consideration of a grant of rights by Emergent to Sublicensee to Exploit any Licensed Product for use in the Field in a Minor Market, but excluding (a) amounts received at or below fair market value for equity in Emergent or any of its Affiliates, (b) equity received from a Sublicensee in exchange for monetary consideration at or above fair market value, or (c) amounts received in the form of a loan to Emergent or a repayment of a loan from Emergent.
     1.72 “Sublicensee” shall mean a Third Party to which Emergent or any of its Affiliates grants a license or sublicense to Manufacture, and sell or otherwise Exploit any Licensed Product for use in the Field in one or more countries in the Territory. For the avoidance of doubt, a distributor, sales agent, marketing representative or other Person whose role is to import, promote and sell Licensed Products, but not to Manufacture, develop and/or secure Regulatory Approvals of such Licensed Products, shall not be deemed to be a Sublicensee.
     1.73 “Territory” shall mean all of the countries in the world.
     1.74 “Third Party” shall mean any Person other than Emergent, HPA and their respective Affiliates.
     1.75 “Third Party Claim” shall have the meaning set forth in Section 7.3.2.
     1.76 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

     1.77 “U.K. Public Entity” shall mean any national, local, regional or provincial governmental agency of the United Kingdom, including any components of the National Health Service.
     1.78 “Valid Claim” shall mean, with respect to a particular country, a claim of an issued and unexpired Patent in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal; (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; and (c) provides exclusive and enforceable rights with respect to the sale of the Licensed Product in such country.
ARTICLE II
Commercialization
     2.1 Commercialization Activities. Emergent shall have the exclusive right to commercialize any and all Licensed Products in the Territory. HPA may commercialize any and all HPA Products only to the extent of its Retained Rights as more completely described in Section 3.3. Except as otherwise expressly provided herein Emergent shall be solely responsible for any costs and expenses it incurs in connection with its Exploitation of Licensed Products. HPA shall be solely responsible for any costs and expenses it incurs in connection with the exercise of the Retained Rights.
     2.2 Communications with Regulatory Authorities. Emergent shall have the sole right to conduct all communications with regard to the Exploitation of the Licensed Products, with the Regulatory Authorities in countries in the Territory. Nothing in this Section 2.2 shall limit HPA’s rights to communicate with Regulatory Authorities in the United Kingdom, or if necessary agencies of the European Commission, in connection with the Exploitation of HPA Products pursuant to its Retained Rights as more completely described in Section 3.3.
     2.3 Regulatory Approvals. Emergent shall have the sole right to develop and implement the strategy for obtaining and maintaining Regulatory Approvals for Licensed Product throughout the Territory. In connection with the foregoing, Emergent shall be entitled to prepare and submit INDs, Marketing Authorizations and other filings, applications or requests made pursuant to or in connection with the Regulatory Approvals in its name or in the name of its designee, unless Applicable Law requires that a Regulatory Approval be granted solely or jointly in the name of HPA or its Affiliates, in which case HPA shall, or shall cause its Affiliates to, as applicable, take actions to effect the assignment of such Regulatory Approval to Emergent pursuant to Section 3.2, to the extent permitted by Applicable Law. Emergent shall further be entitled to prepare, file, maintain and hold all regulatory filings for Licensed Products and shall keep HPA informed of the initial filing, and final approval of, any application for Regulatory Approval of such Licensed Product(s) in the Territory. Upon the request of Emergent , HPA shall, and shall cause its Affiliates to, provide to Emergent or its designee all information in HPA’s or its Affiliates’ possession that is reasonably necessary to support any and all applications for Regulatory Approval of the Licensed Product(s) in the Territory, at Emergent’s expense (charged at rates no less favorable than those charged by HPA to its largest non-governmental customers). Nothing in this Section 2.3 shall limit HPA’s rights to develop and implement the strategy for obtaining and maintaining Regulatory Approval for HPA Products pursuant to its Retained Rights as more completely described in Section 3.3.
     2.4 Development and Use of Trademarks. Emergent shall have the sole right to determine the Trademarks to be used with respect to the Exploitation of Licensed Products and any and all Improvements thereto. Without the prior express written permission of HPA, Emergent shall not use, and shall not permit its Affiliates to use, the name of HPA or any of its Affiliates, or any Trademarks that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Trademarks owned, controlled or used by HPA or its Affiliates. Without the prior express written permission of Emergent, HPA shall not, and shall not permit its Affiliates to use the name of Emergent or any of its Affiliates, or any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Trademarks owned, controlled or used by Emergent or any of its Affiliates.
     2.5 Discretion. Subject to the terms of this Agreement, including Section 2.6, and the terms of the Distribution Agreement, the Parties acknowledge and agree that all decisions relating to Emergent’s Exploitation and pricing of Licensed Products and any and all Improvements thereto, shall be within the sole discretion of Emergent. HPA acknowledges that Emergent is in the business of researching, developing, manufacturing, marketing and selling pharmaceutical products and nothing in this Agreement shall be construed as restricting such business or imposing on Emergent the duty to Exploit or otherwise commercialize any Licensed Product for which royalties are payable hereunder to the exclusion of, or in preference to, any other product, or in any manner other than in accordance with its normal commercial practices.
     2.6 Diligence. The Parties acknowledge and agree that Emergent’s development of the Licensed Products is subject to, and dependent upon, the availability of government funding for such product and clinical development activities; that the availability of such funding in general, and for Emergent specifically, is uncertain as of the Effective Date; that the timing and continuity of any such funding is also uncertain; and that any and all of these factors could result in significant delays in Emergent’s Exploitation of the Licensed Products. Emergent agrees to use Commercially Reasonable Efforts (a) to respond to any solicitations and procurement proposals of government agencies in each Major Market (including, in the case of the United States, federal, state and local agencies), of which HPA gives notice to Emergent or of which Emergent is otherwise aware, that are directly applicable to one or more Licensed Products, and (b) to enter into procurement contracts and development contracts with such government agencies with respect to the Licensed Products; provided, however, that Emergent shall not be required to do so with respect to any Licensed Product if a Third Party has instituted, or in the good faith judgment of Emergent is reasonably likely to institute, an Infringement Suit with respect to the Exploitation of such Licensed Product in such Major Market. Emergent shall be deemed to have satisfied its obligations under this Section 2.6 if it files an IND with respect to one or more Licensed Products by the fifth anniversary of the Effective Date. In the event that Emergent fails to file an IND with respect to at least one Licensed Product by such date (the “Penalty Date”), then it shall pay HPA [**] Dollars (US $[**]) within ten days after the Penalty Date, and an equal sum thereafter on an annual basis, within ten days after each anniversary of the Penalty Date, until such time as Emergent has filed an IND with respect to at least one Licensed Product; provided, however, that if Emergent files such an IND after the Penalty Date and prior to the fifth anniversary of the Penalty Date, then within ten days after such filing

Emergent shall pay HPA a lump sum equal to the difference between [**] Dollars (US $[**]) and the aggregate amount previously paid by Emergent to HPA pursuant to this sentence; and provided, further, that Emergent shall not be required to make any payment in the event that Emergent’s failure to file such IND by such date results directly from the failure by HPA to perform any of its obligations hereunder in a timely manner. Such payment shall be the sole remedy of HPA for any breach of this Section 2.6, and any breach of this Section 2.6 (other than a breach of such payment obligation) shall not be deemed a material breach of this Agreement for purposes of Section 10.5.
     2.7 Records and Audits. HPA shall prepare and maintain complete and accurate records regarding its marketing and sales of HPA Products in the Field. Upon the written request of Emergent and not more than once in each Calendar Year, HPA shall permit an independent firm of internationally recognized standing that is expert in the field of vaccine or pharmaceutical products, selected by Emergent, and reasonably acceptable to HPA, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of HPA as may be reasonably necessary to verify that HPA’s sales of HPA Products in the Field are within the scope of the Retained Rights. The firm that conducts such audit shall disclose to Emergent and HPA only the details of any sales made by HPA beyond the scope of the Retained Rights. Emergent shall bear the cost of such audit unless HPA is determined to have made sales beyond the scope of the Retained Rights, in which case HPA shall bear such cost.
     2.8 Cooperation of HPA. HPA shall cooperate with any and all reasonable requests for assistance from Emergent with respect to the commercialization of the Licensed Products, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with Emergent on issues arising during such commercialization. In addition, HPA shall promptly disclose to Emergent any and all After-Acquired HPA Know-How, subject to the rights of any Third Parties therein. Emergent shall reimburse HPA for any and all reasonable and verifiable direct out-of-pocket costs and expenses incurred by HPA in providing such assistance, provided that the rate charged for any employee costs shall not exceed the most favorable rates charged by HPA to its largest non-governmental customers.
     2.9 Rights and Obligations. Any and all rights of Emergent under this Article II are intended, and shall be construed, to benefit such of its Affiliates and Sublicensees as and to the extent Emergent may, from time to time, designate. Further, Emergent shall have the right to satisfy any or all of its obligations under this Article II through one or more of its Affiliates or Sublicensees; provided, however, that Emergent shall remain liable to HPA for the performance of such obligations.
ARTICLE III
License Grants and Assignments
     3.1 Grants to Emergent. HPA hereby grants to Emergent and its Affiliates, and shall cause HPA’s Affiliates to grant to Emergent and its Affiliates:
          (a) an exclusive (even with regard to HPA and its Affiliates), perpetual and irrevocable (in each case subject to the provisions of Article X), royalty-bearing license, with the right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title, and interest in and to the rBOT Licensed Technology, to Exploit Licensed Products and any and all Improvements thereto in the Field in the Territory (other than to make, have made, and use Licensed Products and any and all Improvements thereto in the Field in the United Kingdom and to sell or otherwise distribute Licensed Products and any and all Improvements thereto in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service)), which license shall be subject, in the case of the After-Acquired HPA Know-How, to any rights in such After-Acquired HPA Know-How granted by HPA to Third Parties prior to the creation of such After-Acquired HPA Know-How;
          (b) a non-exclusive, perpetual and irrevocable (in each case subject to the provisions of Article X), royalty-bearing license, with right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title, and interest in and to the HPA Technology, to make, have made, and use Licensed Products and any and all Improvements thereto in the Field in the United Kingdom and to sell or otherwise distribute Licensed Products and any and all Improvements thereto in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service), which license shall be subject, in the case of the After-Acquired HPA Know-How, to any rights in such After-Acquired HPA Know-How granted by HPA to Third Parties prior to the creation of such After-Acquired HPA Know-How;
          (c) an exclusive (even with regard to HPA and its Affiliates), perpetual and irrevocable (in each case subject to the provisions of Article X), royalty-bearing license and right of reference, with the right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title and interest in and to the Regulatory Documentation, to the extent not assigned to Emergent and its Affiliates pursuant to Section 3.2 or the rBOT Development Agreement, to Exploit Licensed Products and any and all Improvements thereto in the Territory (other than to make, have made, and use Licensed Products and any and all Improvements thereto in the Field in the United Kingdom and to sell or otherwise distribute Licensed Products and any and all Improvements thereto in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service)); and
          (d) a non-exclusive, perpetual and irrevocable (in each case subject to the provisions of Article X), royalty-bearing license and right of reference, with the right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title and interest in and to the Regulatory Documentation, to the extent not assigned to Emergent and its Affiliates pursuant to Section 3.2 or the rBOT Development Agreement, to make, have made, and use Licensed Products and any and all Improvements thereto in the Field in the United Kingdom and to sell or otherwise distribute Licensed Products and any and all Improvements thereto in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase

Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service).
     3.2 Assignment of Regulatory Documentation. HPA hereby assigns to Emergent, and shall cause its Affiliates to assign to Emergent, all of HPA’s and its Affiliates’ rights, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Applicable Law, all Regulatory Approvals, Controlled by HPA or its Affiliates as of the Effective Date and from time to time during the term of this Agreement; provided, however, that HPA shall not be required to assign any Regulatory Documentation that it may develop, at its expense, solely in connection with the exercise of the Retained Rights under Section 3.3. HPA shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such agreements, documents and instruments, as may be necessary under, or as Emergent may reasonably request in connection with, or to carry out more effectively, the purposes of this Section 3.2.
     3.3 HPA’s Retained Rights and Licenses.
          (a) Subject to the provisions of Article X, HPA hereby retains the right under all of HPA’s and its Affiliates’ rights, title and interest in and to the rBOT Licensed Technology and the Regulatory Approvals, to the extent not assigned to Emergent and its Affiliates pursuant to Section 3.2 or the rBOT Development Agreement, to make, have made, and use HPA Products in the Field in the United Kingdom and to sell or otherwise distribute HPA Products in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase HPA Products for the purpose of supplying such HPA Products to or for the National Health Service) (collectively, the “Retained Rights”).
          (b) HPA shall not, and shall cause its Affiliates not to, assign, sell or otherwise transfer, or grant any license or right of reference under, any of the Retained Rights to any Affiliate of HPA or any Third Party.
          (c) Emergent hereby grants to HPA and its Affiliates, solely for use in connection with HPA’s (or its Affiliates’) exploitation of the Retained Rights:
               (i) a non-exclusive, perpetual and irrevocable (in each case subject to the provisions of Article X), royalty-free license (without the right to grant sublicenses), under Emergent’s and its Affiliates’ rights, title, and interest in and to (A) the patents, patent applications and know-how identified on Schedule 3.3(c), and (B) any Information and Inventions owned by Emergent during the term of this Agreement, or Controlled by Emergent during the term of this Agreement and as to which Emergent does not have royalty obligations to a Third Party, that are incorporated into the Licensed Products, to make, have made, and use a recombinant product that (w) comprises one or more C. botulinum toxin fragments that acts to stimulate an immune response, (x) is designed for use in the Field, (y) comprises, is comprised of (in whole or in part), or is Exploited using, HPA Technology or Joint Technology, and is (z) Manufactured by or on behalf of HPA (hereinafter “HPA Products”) and any and all Improvements thereto in the Field in the United Kingdom and to sell or otherwise distribute such products and any and all Improvements thereto in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase HPA Products for the purpose of supplying such HPA Products to or for the National Health Service); and
               (ii) a non-exclusive, perpetual and irrevocable (in each case subject to the provisions of Article X), royalty-free license and right of reference (without the right to sublicense), under Emergent’s and its Affiliates’ rights, title and interest in and to the Regulatory Documentation, to make, have made, and use HPA Products and any and all Improvements thereto in the Field in the United Kingdom and to sell or otherwise distribute HPA Products and any and all Improvements thereto in the Field in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase HPA Products for the purpose of supplying such HPA Products to or for the National Health Service).
          (d) Notwithstanding anything in this Agreement to the contrary, subject to the license grant to HPA in Section 3.3(c), as between the Parties, Emergent shall own and retain all right, title and interest in and to all Emergent intellectual property and technology described therein and licensed thereunder.
     3.4 Negative Covenant.
          (a) HPA hereby covenants and irrevocably (subject to the provisions of Article X) agrees for itself and each of its Affiliates that it and each of them shall not directly or indirectly assert, authorize, pursue or induce any third party to assert or pursue, assist or cooperate with any third party in asserting or pursuing, or seek to obtain any recovery with respect to any legal or equitable cause of action, suit, claim, defense, offset, counterclaim, cross-claim or pleading or other proceeding of any sort whatsoever, participate in any proceeding or action, or make any allegations against Emergent or any Affiliate, sub-licensee, authorized manufacturer or authorized distributor asserting that the (i) manufacture, use, sale, offer for sale, importation, or exportation of any product, or (ii) act of authorizing others to manufacture, use, sell, offer for sale, import, or export any product, or (iii) provision of any service, or (iv) practice of any method, that is both
               (A) conducted with respect to Licensed Products, and
               (B) covered by or includes, in whole or in part, directly or indirectly, or is performed or used in conjunction with any know-how, show-how, patent or patent application (including without limitation Information and Inventions) owned or Controlled prior to, on or following the Effective Date by HPA or any of its Affiliates,
constitutes direct infringement, contributory infringement, inducement to infringe, or otherwise violates, misappropriates or infringes any legal right under any of such intellectual property of HPA or any of its Affiliates.
          (b) Emergent hereby covenants and irrevocably (subject to the provisions of Article X) agrees (for itself and each of its Affiliates) that it and each of them shall not directly or indirectly assert, authorize, pursue or induce any third party to assert or pursue, assist or cooperate with any third party in asserting or pursuing, or seek to obtain any recovery with respect to any legal or equitable cause of action, suit, claim, defense, offset, counterclaim, cross-claim or pleading or other proceeding of any sort whatsoever, participate in any proceeding or action, or make any allegations against HPA or any Affiliate asserting that the (i) manufacture, use, sale, offer for sale, importation, or exportation of any product, or (ii) act of authorizing others to manufacture, use, sell, offer for sale, import, or export any product, or (iii) provision of any service, or (iv) practice of any method, that is both
               (A) conducted by HPA or its Affiliates solely in furtherance of the Exploitation of HPA Products under its Retained Rights under Section 3.3 and
               (B) covered by or includes, in whole or in part, directly or indirectly, or is performed or used in conjunction with any know-how, show-how, patent or patent application (including without limitation Information and Inventions) owned or controlled by Emergent or any of its Affiliates that have been incorporated into Licensed Products, constitutes direct infringement, contributory infringement, inducement to infringe, or otherwise violates, misappropriates or infringes any legal right under any of such intellectual property of Emergent or any of its Affiliates.
          (c) The Parties acknowledge that the restrictions contained in this Section 3.4 are reasonable, valid and necessary for the adequate protection of the Licensed Products and HPA Products businesses and that the Parties would not have entered into this Agreement without the protection afforded them by this Section 3.4.
ARTICLE IV
Confidentiality and Nondisclosure
     4.1 Confidentiality Obligations.
          4.1.1 General Obligations. Except as provided herein, the Parties agree that, during the term of this Agreement and for five (5) years after this Agreement’s expiration or termination pursuant to Article X, each Party shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Person (other than employees, Affiliates, legal counsel, consultants, auditors and advisors who, except in the case of legal counsel, are bound in writing by confidentiality and non-use obligations no less onerous than those set forth herein) any Confidential Information of the other Party. During such period, a Party (and its Affiliates) shall not use for any purpose, directly or indirectly, Confidential Information of the other Party or its Affiliates furnished or otherwise made known to it, except as permitted hereunder.
          4.1.2 Additional HPA Obligations. HPA recognizes that by reason of Emergent’s status as an exclusive licensee pursuant to this Agreement and the rBOT Development Agreement, Emergent has an interest in HPA’s retention in confidence of certain information of HPA. Accordingly, HPA shall, and shall cause its Affiliates, officers, directors, employees and agents to, hold in strict confidence, and not publish or otherwise disclose, and not use directly or indirectly for any purpose, any information relating to the Licensed Product(s) or the Regulatory Documentation, including the Regulatory Approvals (collectively, the “Emergent

Information”), except to the extent that (a) the Emergent Information is in the public domain through no fault of HPA, its Affiliates, or any of their respective officers, directors, employees or agents, or (b) such disclosure is reasonably necessary for the performance of HPA’s obligations hereunder or the exercise of the Retained Rights, provided that any Third Party to which HPA proposes to disclose any Emergent Information is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IV. For clarification, the disclosure by HPA to Emergent or by Emergent to HPA of Emergent Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 4.1.2.
     4.2 Permitted Disclosures. Each Party may disclose Confidential Information or Emergent Confidential Information to the extent that such disclosure is:
          (a) Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that the receiving Party shall first have given notice to the disclosing Party and, insofar as permitted by applicable law, given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
          (b) Otherwise required by law, in the opinion of legal counsel to the receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing Party, which shall be provided to the disclosing Party at least two (2) business days prior to the receiving Party’s disclosure of the Confidential Information pursuant to this Section 4.2(b);
          (c) Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;
          (d) Made by Emergent to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators; investment bankers; existing or potential investors, venture capital firms or other financial institutions for purposes of obtaining financing; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IV;
          (e) Made by HPA to potential investors in any spin-off entity to which HPA intends to transfer its business relating to the Development Program (as defined in the rBOT Development Agreement) and the Exploitation of Licensed Products and HPA Products, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IV; or

          (f) Made by Emergent or its Affiliates or Sublicensees to Third Parties as may be necessary or reasonably useful in connection with the Exploitation of any Licensed Product, including subcontracting and sublicensing transactions in connection therewith.
     4.3 Confidential Information.
          4.3.1 Defined. “Confidential Information” of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For the avoidance of doubt, Confidential Information shall be deemed to include any and all information provided by one Party to the other Party relating to Licensed Products or HPA Products, and the terms of this Agreement.
          4.3.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to the receiving Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (b) was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (c) became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or (e) was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how.
          Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.
     4.4 Use of Name. Neither Party shall mention or otherwise use the name, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this

Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.
     4.5 Press Releases; Publication. Each Party shall have the right to issue press releases and to make other public disclosures, presentations or publications with respect to this Agreement; provided, however, that no such press release or other public disclosure, presentation or publication shall disclose any Confidential Information of the other Party without the prior written consent of such other Party; and, provided further, that neither HPA nor any of its Affiliates, officers, directors, employees or agents shall be permitted to issue any Press release or make any other public disclosure, presentation or publication regarding any information, data or results pertaining to or resulting from the Emergent Information, without the prior written consent of Emergent. HPA agrees to acknowledge Emergent in all such publications or other public disclosures by coauthorship or acknowledgement, as appropriate according to customary practice for such research publications and disclosures.
     4.6 Equitable Relief. Each Party acknowledges and agrees that breach of any of the terms of this Article IV would cause irreparable harm and damage to the other Party and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages, which other remedies are subject to Section 11.7.
ARTICLE V
Payments and Reports
     5.1 Payments to HPA for Sales of Licensed Products in Major Markets. Subject to Sections 5.4, 5.5, and 10.6.2(b), the right of offset of Emergent under Section 7.4(b), and the other terms and conditions of this Agreement, in partial consideration of the licenses and other rights granted herein, Emergent, on a Licensed Product-by-Licensed Product and Major Market-by-Major Market basis, shall pay to HPA royalties in an amount equal to:
          (a) [**] percent ([**]%) of Net Sales of such Licensed Product by Emergent, its Affiliates, or its Sublicensees in such Major Market; and
          (b) until aggregate cumulative Net Sales of all Licensed Products by Emergent, its Affiliates, and its Sublicensees in all Major Markets and by Emergent and its Affiliates in all Minor Markets have reached [**] Dollars (US $[**]), an additional [**] percent ([**]%) of Net Sales of such Licensed Product by Emergent, its Affiliates or its Sublicensees in such Major Market.
     5.2 Payments to HPA for Sales of Licensed Products in Other Countries. Subject to Sections 5.3, 5.4, 5.5, 10.6.2(b), the right of offset of Emergent under Section 7.4(b), and the other terms and conditions of this Agreement, in partial consideration of the licenses and other rights granted herein, Emergent, on a Licensed Product-by-Licensed Product and country-by-

country basis for countries other than the Major Markets (each, a “Minor Market”), shall pay to HPA the following:
          (a) royalties in an amount equal to [**] percent ([**]%) of Net Sales of such Licensed Product by Emergent or its Affiliates (but not its Sublicensees) in such Minor Market; and
          (b) an amount equal to [**] percent ([**]%) of the difference between (i) all Sublicense Income received by Emergent or any of its Affiliates from the Sublicensee(s) for such Minor Market in connection with the Exploitation of such Licensed Product in the Field in such Minor Market and (ii) all fully-loaded internal costs and out-of-pocket costs incurred by Emergent and its Affiliates in connection with the identification of, negotiation with, and training of such Sublicensee and its employees and agents, and all other project costs related to Emergent’s and its Affiliates’ support of such Sublicensee’s efforts to Exploit such Licensed Product in the Field in such Minor Market, all of which costs shall be calculated in a manner consistent with Emergent’s standard method of accounting.
     5.3 Reduction in Royalties for Compulsory Licenses. In the event that a court or a governmental agency of competent jurisdiction requires Emergent or one of its Affiliates to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a Minor Market, and the rate of royalty payable to Emergent or its Affiliate under such license is lower than the market rate of royalty for such license is or would be in such country, then all Net Sales of such Licensed Product by Emergent and its Affiliates in such country shall be excluded from the royalty calculations set forth in Section 5.2(a) and the rate of royalty to be paid by Emergent to HPA on such Net Sales shall be equal to [**] percent ([**]%) of the royalty rate under such compulsory license, during the time period when such compulsory license is in effect and being exercised.
     5.4 Reduction in Royalties for Competition. In the event that HPA or its Affiliates shall knowingly and materially assist any Third Party to develop or otherwise Exploit a Vaccine Product (as defined in the rBOT Development Agreement) designed or intended for the prevention or treatment of illness in humans caused by C. botulinum toxin that competes with any Licensed Product and achieves a market share of at least [**] percent ([**]%) in a country, then the rate of royalty applicable to such Licensed Product in such country under Section 5.1 or 5.2(a), as the case may be, shall be reduced by [**] percent ([**]%). For purposes of this Section 5.4, the provision by HPA to a Third Party of standard commercially available services on a fee-for-service basis (e.g., sample testing using customer supplied assays or commercially available assays) that do not involve a research component (e.g., assay development) shall not, standing alone, be deemed “material assistance” to such Third Party.
     5.5 Royalty Term. Emergent’s royalty obligations under Sections 5.1 and 5.2 shall terminate, on a country-by-country basis, with respect to each Licensed Product (for purposes of this Section 5.5, each a “Subject Product”):
          (a) in the case of any country in Europe, on the later to occur of (i) the seventh (7th) anniversary of the First Sale of the first Licensed Product in any country in Europe and (ii) the expiration date in such country of the last to expire of any issued HPA Patents and Joint

Patents that includes at least one Valid Claim covering the sale of such Subject Product in such country; or
          (b) in the case of any country not in Europe, on the later to occur of (i) the seventh (7th) anniversary of the First Sale of the first Licensed Product in such country and (ii) the expiration date in such country of the last to expire of any issued HPA Patents and Joint Patents that includes at least one Valid Claim covering the sale of such Subject Product in such country.
          Upon termination of the royalty obligations of Emergent under this Section 5.5 in a country, the license grants to Emergent in Section 3.1 shall become fully paid-up with respect to such country.
     5.6 Reports; Payments. Following the First Sale of a Licensed Product, Emergent shall furnish to HPA a written report for each Calendar Quarter showing (a) invoiced sales and Net Sales by Emergent and its Affiliates in the Territory, and by Sublicensees in the Major Markets, (b) the number of units of each Licensed Product sold on a country-by-country basis during the applicable Calendar Quarter, and (c) the calculation of amounts owed to HPA pursuant to Section 5.1 and 5.2 in such Calendar Quarter. Reports shall be due and amounts owed to HPA shall be due and payable sixty (60) days following the close of each Calendar Quarter. Emergent shall keep complete and accurate records in sufficient detail to enable the amounts payable hereunder to be determined.
     5.7 Audits.
          (a) Upon the written request of HPA and not more than once in each Calendar Year, Emergent shall permit an independent certified public accounting firm of internationally recognized standing selected by HPA, and reasonably acceptable to Emergent, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Emergent as may be reasonably necessary to verify the accuracy of the reports provided in accordance with Section 5.6, for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Emergent and HPA only whether the financial statements and any related invoices are correct or incorrect and the specific details concerning any discrepancies. If such accounting firm concludes that Emergent owed additional amounts to HPA during such period, Emergent shall pay HPA the difference between the amount actually owed, as determined by the accounting firm, and the amount actually paid by Emergent, with interest from the date originally due at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last business day preceding such date, within thirty (30) days after the date on which such accounting firm’s written report is delivered to HPA. If such accounting firm concludes that Emergent has underpaid HPA during such period, Emergent shall pay such difference to HPA within thirty (30) days after the date of delivery of such report. If, and only if, the amount of the underpayment is greater than five percent (5%) of the total actual amount owed as determined by the accounting firm, Emergent shall bear all costs related to such audit. In all other cases, HPA shall bear the cost of such audit.

          (b) Emergent shall include in each sublicense granted by it in a Major Market pursuant to this Agreement a provision requiring the Sublicensee to make reports to Emergent, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by HPA’s independent accountant to the same extent required of Emergent under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of amounts payable with respect to such year shall be binding and conclusive upon HPA, and Emergent and its Sublicensees shall be released from any liability or accountability with respect to amounts payable for such year.
          (c) HPA shall treat all information subject to review under this Article V in accordance with the confidentiality provisions of Article IV and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Emergent obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
     5.8 Mode of Payment. All payments to be made by a Party to the other Party under this Agreement shall be made in United States dollars and may be paid by check made to the order of the receiving Party or bank wire transfer in immediately available funds to such bank account designated in writing by the receiving Party from time to time. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party, which shall be for the account of such Party), fees or charges, to the extent applicable. With respect to payments in currencies other than United States dollars, payments shall be calculated based on currency exchange rates for the month in which the invoice is received. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates for such month listed in The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the Parties. Any delinquent payments shall accrue interest from the date on which payment was due, at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last Business Day preceding such date.
ARTICLE VI
Complaints, Adverse Event Reporting and Product Recall
     6.1 Complaints. Each Party shall maintain a record of any and all complaints it receives with respect to either the Licensed Products or the HPA Products. Each Party shall notify the other Party in reasonable detail of any such complaint received by it at the same time as such Party is required to first report such complaint to any Regulatory Authority, if such Party is required to report such complaint, and in any event in sufficient time to allow such other Party to comply with any and all regulatory and other requirements imposed upon it in any country in which the Licensed Products or the HPA Products, as the case may be, are being marketed or distributed.
     6.2 Adverse Event Reporting. Each Party shall provide the other Party with all information necessary or desirable for such other Party to receive in order to comply with all Applicable Law relating to adverse event reporting with respect to the Licensed Products and the HPA Products. In furtherance hereof, Emergent and HPA shall each (a) develop appropriate adverse experience reporting procedures; (b) provide to the other Party any material information on the HPA Products or the Licensed Products, respectively, from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, as well as serious or unexpected adverse experience reports from clinical trials and commercial experiences with the HPA Products or the Licensed Products, respectively; and (c) report and provide such information to the other Party in such a manner and time so as to enable such other Party to comply with all Applicable Law in countries in which such other Party has sought or will seek Regulatory Approval.
     6.3 Product Recall.
          6.3.1 Notification and Recall. Emergent and HPA shall each have the sole right to decide, in its discretion, whether to conduct a recall of any Licensed Product or HPA Product, respectively (except in the case of a government-mandated recall), and the manner in which any such recall shall be conducted.
          6.3.2 Recall Expenses. Emergent and HPA shall each bear the expenses of any recall of any Licensed Product or HPA Product, respectively; provided, however, that HPA shall bear the expense of a recall to the extent that such recall resulted from any defect in the Manufacturing of any Licensed Product or any intermediate thereof supplied to Emergent by or on behalf of HPA, HPA’s breach of its obligations hereunder or HPA’s gross negligence or willful misconduct. Such expenses of recall shall include expenses for notification, destruction or return of the recalled Licensed Product, any refund to consumers of amounts paid for the recalled Licensed Product, and any royalties paid by Emergent to HPA with respect to such recalled Licensed Product.
ARTICLE VII
Indemnity
     7.1 Indemnification of Emergent. Subject to Sections 7.3 and 7.4(b), HPA shall indemnify Emergent, its Affiliates and its and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of (a) any material breach by HPA of this Agreement, (b) any gross negligence or willful misconduct of HPA, its Affiliates or its other permitted subcontractors in performing HPA’s obligations under this Agreement, or (c) the Exploitation of HPA Licensed Products, except for those Losses for which Emergent has an obligation to indemnify HPA pursuant to Section 7.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
     7.2 Indemnification of HPA. Subject to Sections 7.3 and 7.4(b), Emergent shall indemnify HPA, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) any material breach by Emergent of this Agreement, (b) the gross negligence or willful misconduct of Emergent, its Affiliates or its other subcontractors in performing Emergent’s obligations under this Agreement, or (c) the Exploitation of Licensed Products by Emergent or any of its Affiliates, except for those Losses for which HPA has an obligation to indemnify Emergent and its Affiliates pursuant to Section 7.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
     7.3 Indemnification Procedure.
          7.3.1 Notice of Claim. The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 7.1 or Section 7.2. In no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).
          7.3.2 Third Party Claims. The obligations of an indemnifying Party under this Article VII with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 7.1 or 7.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
          (a) Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Person seeking indemnification in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any such claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified Party for any legal expenses subsequently incurred by such indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party.
          (b) Right to Participate in Defense. Without limiting Section 7.3.2(a), any indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3.2(a) (in which case the Indemnified Party shall control the defense).
          (c) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim in a manner that has a materially adverse effect on the indemnifying Party without the prior written consent of the indemnifying Party.
          (d) Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
          (e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     7.4 LIMITATION OF LIABILITY.
          (a) SUBJECT TO SECTIONS 7.1 AND 7.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NONE OF EMERGENT, HPA OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, MILESTONES OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, OR (B) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY PRODUCT DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ATTEMPTING TO EXCLUDE OR LIMIT THE LIABILITY OF EITHER OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES (A) FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF EITHER OF THE PARTIES, THEIR RESPECTIVE AFFILIATES, OR OF THE OFFICERS, EMPLOYEES OR AGENTS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES, (B) FOR FRAUD OR FRAUDULENT MISREPRESENTATION OR (C) FOR ANY MATTER IN RESPECT OF WHICH IT WOULD BE ILLEGAL FOR EITHER PARTY TO EXCLUDE OR ATTEMPT TO EXCLUDE ITS LIABILITY.
          (b) SUBJECT TO THE PRECEDING SENTENCE, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL THE COMBINED AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT, TAKEN TOGETHER WITH SUCH PARTY’S AGGREGATE LIABILITY UNDER THE rBOT DEVELOPMENT AGREEMENT, THE BT LICENSE AGREEMENT, THE BT DEVELOPMENT AGREEMENT AND THE DISTRIBUTION AGREEMENT, EXCEED THE COMBINED AGGREGATE AMOUNTS PAID BY EMERGENT TO HPA, WHETHER AS LUMP SUMS OR PERIODIC PAYMENTS OF ROYALTIES OR SUBLICENSE INCOME, UNDER THIS AGREEMENT, THE rBOT DEVELOPMENT AGREEMENT, THE BT LICENSE AGREEMENT, THE BT DEVELOPMENT AGREEMENT AND THE DISTRIBUTION AGREEMENT (THE “AGGREGATE AMOUNT”); PROVIDED, HOWEVER, THAT IN THE EVENT THAT EITHER PARTY (THE “LIABLE PARTY”) SHALL BECOME LIABLE TO THE OTHER PARTY HEREUNDER OR THEREUNDER FOR AN AMOUNT (THE “TOTAL LIABILITY”) LARGER THAN THE AGGREGATE AMOUNT CALCULATED AS OF THE DATE THAT THE TOTAL LIABILITY BECAME DUE AND PAYABLE, THE LIABLE PARTY SHALL PROMPTLY PAY SUCH OTHER PARTY A LUMP SUM EQUAL TO THE AGGREGATE AMOUNT AS SO CALCULATED; AND PROVIDED, FURTHER, THAT IF HPA IS THE LIABLE PARTY, EMERGENT SHALL THEREAFTER HAVE A RIGHT OF OFFSET WITH RESPECT TO ANY PAYMENT OBLIGATIONS OF EMERGENT TO HPA HEREUNDER AND THEREUNDER THAT BECOME DUE AND PAYABLE AFTER SUCH DATE, UNTIL SUCH TIME AS THE TOTAL AMOUNTS OFFSET BY EMERGENT EQUAL THE DIFFERENCE BETWEEN THE TOTAL LIABILITY AND SUCH LUMP SUM PAYMENT BY HPA; AND PROVIDED, FURTHER, THAT IF EMERGENT IS THE LIABLE PARTY, THEN THEREAFTER, AT SUCH TIMES AS EMERGENT SHALL MAKE PAYMENTS TO HPA THAT ARE OTHERWISE DUE AND PAYABLE HEREUNDER OR THEREUNDER, EMERGENT

SHALL PAY TO HPA AN EQUAL AMOUNT AS ADDITIONAL DAMAGES, UNTIL SUCH TIME AS THE TOTAL AMOUNTS SO PAID TO HPA AS ADDITIONAL DAMAGES EQUAL THE DIFFERENCE BETWEEN THE TOTAL LIABILITY AND SUCH LUMP SUM PAYMENT BY EMERGENT..
     7.5 Insurance. Emergent shall use commercially reasonable efforts to obtain and maintain, with an insurance company of internationally recognized standing, such type and amounts of liability insurance covering the Exploitation of the Licensed Products, and HPA shall maintain such program of self-insurance covering the Exploitation of the HPA Products, as is normal and customary in the pharmaceutical industry generally for Parties similarly situated, and Emergent shall upon request provide HPA with a copy of such policies of insurance, along with any amendments and revisions thereto; provided, however, that Emergent shall promptly notify HPA in writing if, after using commercially reasonable efforts, Emergent is unable to obtain such insurance or if, after obtaining such insurance, Emergent is unable to maintain such insurance; and provided, further, that Emergent shall not be required to seek such insurance coverage to the extent that the relevant liabilities are covered by a government indemnity in favor of Emergent or precluded by applicable law.
ARTICLE VIII
Representations and Warranties
     8.1 Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:
          (a) Such Party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
          (b) Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.
          (c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
          (d) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
     8.2 Additional Representations, Warranties and Covenants of Emergent. Emergent represents, warrants and covenants to HPA as of the Effective Date that Emergent is a corporation duly organized and in good standing under the laws of the State of Delaware, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
     8.3 Additional Representations, Warranties and Covenants of HPA. HPA represents, warrants and covenants to Emergent as of the Effective Date that:
          (a) HPA is a governmental entity duly organized, validly existing and in good standing under the laws of England, and has full governmental power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
          (b) HPA is the sole and exclusive owner of all right, title and interest in and to the Patents listed in Part A of Schedule 1.35 (the “Owned HPA Patents”) and, except as provided in Schedule 1.35, such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. HPA is the exclusive licensee of and Controls all right, title and interest in and to the Patents listed in Part B of Schedule 1.35 (the “Licensed HPA Patents”) and, except as provided in Schedule 1.35, such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. The Parties acknowledge that Emergent has received an opinion from counsel to HPA, Mathys & Squire, that the grant by HPA to Emergent of the licenses in Section 3.1 does not conflict with, violate, breach or constitute a default under, or require any consent under that certain Agreement dated as of February 1, 2000, by and between Microbiological Research Authority and Allergan, Inc. or under that certain Agreement dated as of November 10, 1998, by and between Microbiological Research Authority and The Speywood Laboratory (such agreements, collectively, the “In-License Agreements”), with respect to any of the Owned HPA Patents or the Licensed HPA Patents. The Owned HPA Patents and the Licensed HPA Patents constitute all of the HPA Patents as of the Effective Date. During the term of this Agreement, HPA shall not encumber or diminish the rights granted to Emergent hereunder with respect to the HPA Patents, including by not (i) committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any In-License Agreement, or (ii) amending or otherwise modifying, or permitting to be amended or modified, any In-License Agreement. HPA shall promptly provide Emergent with notice of any alleged, threatened, or actual breach of any In-License Agreement. As of the date hereof, none of HPA, its Affiliates and, to the best of their knowledge, no Third Party is in breach of any In-License Agreement.
          (c) To the best knowledge of HPA, the HPA Patents existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part, and the conception, development and reduction to practice of the Regulatory Documentation, the HPA Patents and HPA Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. There are no claims, judgments or settlements against or amounts with respect thereto owed by HPA or any of its Affiliates relating to the Regulatory Documentation, the HPA Patents, or the HPA Know-How. No claim or litigation has been brought or threatened by any Person alleging, and HPA is not aware of any possible claim, whether or not asserted, that (i) the HPA Patents are invalid or unenforceable or (ii) the Regulatory Documentation, the HPA Patents, or the HPA Know-How or the disclosing, copying, making, assigning, licensing or Exploitation of the Regulatory Documentation, the HPA Patents, or the HPA Know-How, or products embodying the Regulatory Documentation, the HPA Patents, or the HPA Know-How, including the Exploitation of any Licensed Product, violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party. To the best knowledge of HPA, Emergent’s worldwide Exploitation of any Licensed Product pursuant to the exercise of the licenses granted by HPA to Emergent in this Agreement will not infringe any Patents Controlled by any Third Party.
          (d) Except for the license grants and assignment in Sections 3.1 and 3.2, neither HPA nor any of its Affiliates has, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the Regulatory Documentation or the HPA Technology in the Field; (ii) granted any license or other right, title or interest in or to the Regulatory Documentation or the HPA Technology in the Field; or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Regulatory Documentation or the HPA Technology in the Field.
          (e) HPA agrees not to, and agrees to cause its Affiliates not to, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the HPA Technology or Joint Technology, (ii) grant any license or other right, title or interest in or to the HPA Technology or the Joint Technology in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the HPA Technology or the Joint Technology, in each case ((i), (ii), and (iii)) that is inconsistent with the grants, assignments and other rights reserved to Emergent and its Affiliates under this Agreement and the rBOT Development Agreement.
          (f) HPA shall cause each of its Affiliates and any other Person conducting Development Activities on behalf of HPA hereunder to assign to HPA rights to any and all Information and Inventions that relate to the Licensed Product(s), such that Emergent shall, by virtue of this Agreement and the rBOT License Agreement, receive from HPA, without payment of additional consideration beyond that required by this Agreement and the rBOT Development Agreement, the licenses and other rights granted to Emergent and its Affiliates hereunder and under the rBOT Development Agreement.
          (g) To the best of HPA’s and its Affiliate’s knowledge, there is no actual or threatened infringement by a Third Party of the Regulatory Documentation or the rBOT Licensed Technology.

     8.4 Disclaimer of Warranties. EXCEPT FOR THOSE WARRANTIES SET FORTH IN THIS ARTICLE VIII, AND SUBJECT TO SECTION 7.4(a), EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS AND TERMS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING (A) ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY, AND (C) ANY WARRANTY THAT THE PERFORMANCE OF ITS RIGHTS OR OBLIGATIONS HEREUNDER WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. SUBJECT TO SECTION 7.4(a), NO PARTY MAKES ANY REPRESENTATIONS HEREUNDER OTHER THAN THOSE SET FORTH EXPRESSLY HEREIN.
ARTICLE IX
Intellectual Property Provisions
     9.1 Ownership of HPA Technology and Emergent Technology. Subject to the license grants to Emergent and its Affiliates in Sections 3.1(a) and 3.1(b), as between the Parties, HPA shall own and retain all right, title and interest in and to all HPA Technology.
     9.2 Prosecution of HPA Patents.
          9.2.1 HPA Patents. Subject to Sections 9.2.3 and 9.2.4, HPA shall be responsible, at the shared expense of Emergent and such other Persons as may be granted licenses thereunder by HPA consistent with the limitations of this Agreement, for obtaining, prosecuting and maintaining the HPA Patents in the United States, Canada, the European Union, Australia and Japan (the “Prosecution Jurisdictions”) and such other countries in the Territory as Emergent, in its sole discretion, may elect. HPA shall file, prosecute and maintain Patent applications to secure Patent rights for the patentable HPA Technology (except to the extent that a Third Party licensor has retained the right to do so, in which case HPA shall use its commercially reasonable efforts to cause such Third Party licensor to do so), in the Prosecution Jurisdictions and in such other countries as Emergent may from time to time designate in writing.
          9.2.2 Interference, Opposition, Reexamination and Reissue of HPA Patents. In addition to the other obligations imposed on HPA pursuant to this Section 9.2:
          (a) HPA shall promptly, and in any event within fifteen (15) days of such event, inform Emergent of any request for, or filing or declaration, any interference, opposition, or reexamination relating to any HPA Patents. Emergent and HPA shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Emergent shall have the right to review and approve any submission to be made in connection with such proceeding.
          (b) HPA shall not institute any reexamination, or reissue proceeding relating to HPA Patents without the prior written consent of Emergent, which consent shall not be unreasonably withheld.

          (c) In connection with any interference, opposition, reissue, or reexamination proceeding relating to HPA Patents, Emergent and HPA shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. HPA shall keep Emergent informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.
          9.2.3 Cooperation.
          (a) In General. HPA shall regularly provide Emergent with copies of all Patent applications filed under this Section 9.2 and other material submissions and correspondence with any patent authorities, as applicable, in sufficient time to allow for review and comment by Emergent. In addition, HPA shall provide Emergent and its counsel with an opportunity to consult with HPA and its counsel regarding the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities, and HPA shall accede to reasonable requests of Emergent regarding the filing and prosecution of the HPA Patents. HPA agrees to retain counsel designated by Emergent for the purpose of filing, prosecuting and maintaining Patents with respect to any HPA Technology for which Patent protection is first sought after the Effective Date, at the shared expense of Emergent and such other Persons as may be granted licenses thereunder by HPA consistent with the limitations of this Agreement.
          (b) Patent Term Restoration. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable HPA Patents have issued. In the event that elections with respect to obtaining such patent term restoration are to be made, Emergent shall have the right to make the election and HPA agrees to abide by such election.
          9.2.4 Election not to Prosecute. If HPA elects not (a) to pursue the filing, prosecution or maintenance of a HPA Patent in a Jurisdiction, or (b) to take any other action with respect to a HPA Patent in a Jurisdiction that is necessary or useful to establish or preserve rights thereto, then in each such case ((a) and (b)) HPA shall so notify Emergent promptly in writing and in good time to enable Emergent to meet any deadlines by which an action must be taken to establish or preserve any such rights in such HPA Patent in such Jurisdiction. Upon receipt of each such notice from HPA or if, at any time, HPA fails to initiate any such action within thirty (30) days after a request by Emergent that it do so (or within such shorter time as may be required to prevent the forfeiture of rights), and thereafter diligently pursue such action, Emergent shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such HPA Patent, at its expense in such Jurisdiction. If Emergent elects to pursue such filing or registration, as the case may be, or continue such support, then Emergent shall notify HPA of such election and HPA shall, and shall cause its Affiliates to, (i) reasonably cooperate with Emergent in this regard, and (ii) promptly release or assign to Emergent, without consideration, all right, title and interest in and to such HPA Patent in such Jurisdiction.

     9.3 Enforcement of rBOT Licensed Patents.
          9.3.1 Rights and Procedures. If either Party determines that any HPA Patent is being infringed by a Third Party’s activities and that such infringement could affect the exercise by Emergent of its rights and obligations under this Agreement, it shall notify the other Party in writing and provide it with any evidence of such infringement that is reasonably available. Emergent shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action, at its own expense. If required by law in order for Emergent to prosecute such suit, HPA shall join such suit as a Party, at Emergent’s expense. HPA shall use its best efforts to obtain any consents required by Third Parties owning Licensed HPA Patents in order to authorize Emergent to take legal action to remove such infringement. In the event Emergent fails within one hundred and twenty (120) days following notice of such infringement, or earlier notifies HPA in writing of its intent not to take commercially appropriate steps to remove any infringement of any such HPA Patent, HPA may do so at its own expense; provided, however, that if HPA fails to bring such suit or otherwise terminate such infringement within one hundred and twenty (120) days of its first having the right to do so, Emergent shall be permanently relieved of its royalty obligations under this Agreement until the earlier of (a) the date such suit is commenced, provided that Emergent shall be relieved of such obligations during any period that HPA is not diligently prosecuting such suit, and (b) the date that such infringement is otherwise terminated. The Party not enforcing the applicable HPA Patent shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.
          9.3.2 Costs and Expenses. Any amounts recovered by either Party pursuant to Section 9.3.1, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by or paid to Emergent and being deemed “Net Sales” for which Emergent shall pay HPA a royalty under Section 5.1 or 5.2(a), as the case may be.
          9.3.3 Certification Under FFDCA. HPA shall inform Emergent of any certification regarding any HPA Patents it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or such similar laws as may exist in jurisdictions other than the United States and shall provide Emergent with a copy of such certification within five (5) days of receipt. HPA’s and Emergent’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 9.3.1 and 9.3.2.
          9.3.4 Certification Under Drug Price Competition and Patent Restoration Act. HPA and Emergent each shall immediately give notice to the other of any certification of which they become aware filed by a Third Party under the United States Drug Price Competition and Patent Term Restoration Act of 1984 claiming that HPA Patents covering Licensed Products are invalid or that infringement will not arise from the manufacture, use or sale of Licensed Products by such Third Party. If HPA or Emergent (depending on which Party is defending the HPA Patents in accordance with Section 9.3.1) decides not to bring infringement proceedings against the entity making such a certification, such Party shall give notice to the other Party of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. The Party receiving such notice may then, but is not required to, bring suit against the Party that filed the certification. Any suit by Emergent or HPA shall either be in the name of Emergent or in the name of HPA, or jointly by Emergent and HPA. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.
     9.4 Infringement of Third Party Rights.
          9.4.1 Third Party Litigation. In the event that a Third Party institutes a patent, trade secret, trademark or other infringement suit against Emergent or its Affiliates or sublicensees during the term of this Agreement, alleging that the practice by Emergent of the HPA Technology in the exercise of its rights as licensee under this Agreement infringes one or more patent, trademark, trade secret or other intellectual property rights held by such Third Party (an “Infringement Suit”), then (i) as between the Parties, Emergent shall assume direction and control of the defense of claims arising therefrom (including the right to settle such claims at its sole discretion), and (ii) Emergent may withhold and deposit into an interest-bearing escrow account [**] percent ([**]%) of all amounts that Emergent would otherwise be obligated to pay to HPA pursuant to Article V (the “Escrowed Amount”), and Emergent’s payment obligations to HPA under Article V shall be reduced accordingly, until such time as a final, non-appealable judgment is rendered with respect to such Infringement Suit by a court of competent jurisdiction, or the time permitted for appeal of a final, appealable judgment has lapsed (the “Final Judgment”). If Final Judgment is rendered in favor of Emergent (or its Affiliates or sublicensees, as the case may be), then Emergent shall pay to HPA, within ten days after the entry of such judgment, the full amount of the Escrowed Amount. If the Final Judgment is rendered partially or entirely in favor of such Third Party, then Emergent may apply the Escrowed Amount to the payment of its defense costs in connection with such Infringement Suit and to the payment of any award it is required to pay pursuant to such Final Judgment. If the Escrowed Amount exceeds such defense costs and award then Emergent, within ten (10) days following the date of the Final Judgment, shall remit to HPA the amount of such excess. If the Escrowed Amount does not equal or exceed the amount of such defense costs and award, then from and after the date of the Final Judgment, Emergent shall be entitled to withhold [**] percent ([**]%) of all amounts that Emergent would otherwise be required to pay to HPA pursuant to Article V until such time as the aggregate amounts so withheld plus the Escrowed Amounts equals the amount of such defense costs and award.
          9.4.2 Cooperation. In the event that a Third Party institutes a Patent, Trademark, trade secret or other infringement suit against Emergent or its Affiliates or Sublicensees during the term of this Agreement, HPA shall use, and shall cause its Affiliates and any Third Parties owning relevant HPA Patents to use commercially reasonable efforts to assist and cooperate with Emergent in connection with the defense of such suit.
          9.4.3 Retained Rights. Nothing in this Section 9.4 shall prevent either Party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

ARTICLE X
Term and Termination
     10.1 Term and Expiration. This Agreement shall become effective as of the Effective Date and unless terminated earlier pursuant to Section 10.2, 10.3, 10.4, 10.5 or 10.9, the term of this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, Emergent’s licenses under Section 3.1 and HPA’s licenses under Section 3.3 shall become fully paid-up, perpetual licenses, and the covenants in Section 3.4(a) and 3.4(b) shall survive with respect to such intellectual property of HPA and Emergent, respectively, as has been incorporated into the Licensed Products or HPA Products, as the case may be, as of the date of expiration of this Agreement.
     10.2 Termination by Emergent without Cause. Notwithstanding anything contained herein to the contrary, Emergent shall have the right to terminate this Agreement in its entirety or with respect to one or more countries at any time in its sole discretion by giving one hundred and eighty (180) days’ written notice to HPA.
     10.3 Termination by HPA in Certain Events. In the event that (a) Emergent terminates the rBOT Development Agreement without cause prior to performing its obligations under Section 3.4 thereof, (b) HPA terminates the rBOT Development Agreement pursuant to Section 11.3 thereof, or (c) Emergent challenges the validity of the HPA Patents, or knowingly and voluntarily assists a Third Party to do so, HPA shall have the right upon written notice to Emergent to terminate this Agreement.
     10.4 Termination by Emergent for Material Breach by HPA under the rBOT Development Agreement. In the event that Emergent terminates the rBOT Development Agreement pursuant to Section 11.4 thereof, Emergent shall have the right upon written notice to HPA to terminate this Agreement.
     10.5 Termination of this Agreement by Either Party for Material Breach. Material failure by HPA to comply with any of its material obligations contained herein, or material failure by Emergent to make payments owed to HPA pursuant to this Agreement, shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. In the event that Emergent is the notifying Party, Emergent shall have the right, in addition to all other remedies available to it by law, in equity or pursuant to this Agreement, to suspend payment of any amounts that it would otherwise owe to HPA hereunder until such time as the material breach of HPA is cured (whereupon such suspended amounts shall be paid). If a noticed default is not cured within thirty (30) days (the “Cure Period”) after the receipt of such notice (or, if such default cannot be cured within such thirty (30)-day period, if the Party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety; provided, however, that any right to terminate under this Section 10.5 shall be stayed in the event that, during any Cure Period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 11.7 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.
     10.6 Consequences of Termination by Emergent.
          10.6.1 Termination by Emergent without Cause. In the event that Emergent terminates this Agreement in its entirety pursuant to Section 10.2, as of the effective date of such termination, the licenses granted by HPA to Emergent in Section 3.1, the licenses granted by Emergent to HPA in Section 3.3, and the covenants in Section 3.4 shall terminate.
          10.6.2 Termination by Emergent for Cause. In the event that Emergent terminates this Agreement pursuant to Section 10.4 or 10.5, as of the effective date of such termination, the following terms and conditions shall apply:
          (a) for five (5) years after the effective date of such termination, HPA shall not compete with Emergent in the Field (subject to HPA’s Retained Rights under Section 3.3), or grant to a Third Party a license under the rBOT Technology enabling such Third Party to Exploit a recombinant product that (i) comprises one or more C. botulinum toxin fragments, (ii) acts to stimulate an immune response, and (iii) is designed for use in the Field;
          (b) HPA shall compensate Emergent for any damages that Emergent suffers as a result of such breach, first, through a lump sum payment up to the maximum amount permitted under Section 7.4(b), and then pursuant to Section 7.4(b) through a set-off against Emergent’s payment obligations under Article V, provided that upon the full payment of such compensation, the applicable royalty rate shall be reduced to [**] percent ([**]%) of the rate that would otherwise apply under the terms of Article V; and
          (c) The licenses granted by HPA to Emergent in Section 3.1, the royalty obligations of Emergent under Article V (as modified pursuant to subparagraph (b) above), the covenant in Section 3.4(a), and the provisions of Article IX shall survive such termination. The licenses granted by Emergent to HPA in Section 3.3 and the covenant in Section 3.4(b) shall terminate.
          10.6.3 Rights Cumulative. The rights and remedies in this Section 10.6 shall be cumulative and in addition to any other rights or remedies that may be available to Emergent.
     10.7 Consequences of Termination by HPA.
          10.7.1 Termination by HPA. In the event that HPA terminates this Agreement pursuant to Section 10.3 or 10.5, as of the effective date of such termination, the licenses granted by Emergent to HPA in Section 3.3, the licenses granted by HPA to Emergent in Section 3.1, and the covenants in Section 3.4 shall terminate.
          10.7.2 Rights Cumulative. The rights and remedies in this Section 10.7 shall be cumulative and in addition to any other rights or remedies that may be available to HPA.
     10.8 Accrued Rights; Survival; Work in Progress; Return of Information.

          10.8.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
          10.8.2 Survival. In addition to any other Section of this Agreement which by its express terms survives, or provides for survival upon the termination or expiration of this Agreement, Sections 3.2, 5.7, 7.1, 7.2, 7.3, 7.4, 9.1, 10.6, 10.7, 10.10, 11.2, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9, 11.14, 11.16, and 11.17, and this Section 10.8, and Articles IV and VI, shall survive the termination or expiration of this Agreement for any reason.
          10.8.3 Work-in-Progress. Upon termination of this Agreement by HPA pursuant to Section 10.7.1, Emergent shall be entitled, during the following ninety (90) days, to finish any work-in-progress and to sell any inventory of the Licensed Products that remains on hand as of the date of the termination, so long as Emergent pays HPA the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.
          10.8.4 Return of Information. Within ninety (90) days of the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all data, files, records and other materials in its possession or under its Control that constitute the Confidential Information of such other Party, to which the first Party does not retain rights hereunder (except that each Party shall have the right to retain one copy of each of the foregoing solely for archival purposes) Except as may be provided otherwise in this Agreement, each Party shall cease using any technology of the other Party to which its license hereunder has terminated, except to the extent that such technology has entered the public domain or that such Party has secured rights under such technology through contract, agreement, arrangement or otherwise.
     10.9 Termination upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.
     10.10 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Emergent or HPA are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
ARTICLE XI
Miscellaneous
     11.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, the Parties shall meet and discuss in good faith how best to proceed.
     11.2 Export Control Regulations. The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations and the analogous laws and regulations of England, as shall from time to time govern the license and delivery of technology and products between the United States and the United Kingdom, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Expert Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.
     11.3 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, charge, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder, nor purport to do any of the same; provided, however, that Emergent may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate, to the purchaser of all or substantially all of its assets, or to any Third Party pursuant to or in connection with any agreement and plan of merger, acquisition, reorganization, or other similar corporate transaction; and provided, further, that HPA may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate or to a Third Party pursuant to or in connection with a spin-off of its business relating to the Development Program (as defined in the rBOT Development Agreement) and the Exploitation of Licensed Products and HPA Products, provided however, that no such assignment may be made to any Third Party, or any Person controlled by any Third Party, that is at the time of such assignment a competitor of Emergent in the Field; and provided, further, that notwithstanding any other provision of this Agreement, HPA may not assign or otherwise transfer in any manner to any Third Party any of the Retained Rights, any of the licenses granted to HPA in Section 3.3(c), or any rights of HPA under Section 3.4. Any attempted assignment in violation of the preceding sentence shall be void and of no effect. All validly assigned rights of the Parties shall be binding upon and inure to the benefit of and be enforceable by the permitted assigns of Emergent or HPA, as the case may be. No assignment validly made pursuant to this Section 11.3 shall relieve the assigning Party of any of its obligations under this Agreement, unless the other Party has given its prior consent thereto.
     11.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties agree to attempt to substitute for any such illegal, invalid or unenforceable provision a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.
     11.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (promptly confirmed by personal delivery or courier as provided herein) or sent by internationally-recognized overnight courier, addressed as follows:

if to HPA, to:	Health Protection Agency
Porton Down
Salisbury, Wiltshire SP4 0JG England
Attention: Dr. David Rhodes
Facsimile No.: +44-1980-61-22-41

with a copy to:	Legal Department
Health Protection Agency
Porton Down
Salisbury, Wiltshire SP4 0JG England
Facsimile No.: +44-1980-61-22-41

if to Emergent, to:	Emergent BioSolutions, Inc.
300 Professional Drive
Gaithersburg, Maryland 20879 USA
Attention: General Counsel
Facsimile No.: +1-301-590-1252

with a copy to:	Covington & Burling
One Front Street, 35th Floor
San Francisco, California 94111 USA
Attention: James C. Snipes, Esq.
Facsimile No.: +1-415-591-6091
          or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered on a Business Day, when transmitted if sent by facsimile (in accordance with this Section 11.5) on a Business Day, and on the third (3rd) Business Day after dispatch if sent by internationally-recognized courier. It is understood and agreed that this Section 11.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
     11.6 Governing Law. This Agreement shall be governed by and construed in accordance with English law, without reference to the rules of conflict of laws thereof. Subject to Section 11.7, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of (i) the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) initiated by HPA and arising out of or relating to this Agreement, and (ii) the English courts located in London for any action, suit or proceeding (other than appeals therefrom) initiated by Emergent and arising out of or relating to this Agreement. The Parties agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts, respectively. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, or the English courts located in London, as the case may be, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereto further agrees that service of any process, summons, notice or document by internationally recognized courier to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
     11.7 Dispute Resolution.
          11.7.1 Negotiation. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement (or any document or instrument delivered in connection herewith) (each, a “Dispute”). In the event that the Parties are unable to, within ten (10) days, to reach a resolution, such Dispute shall be referred to the chief executive officers of Emergent and HPA, or their respective successors, who shall attempt in good faith to reach a resolution of the Dispute. If the foregoing procedures fail to achieve a mutually satisfactory resolution within ten (10) days, then either Party may, by written notice to the other Party, elect to have the matter settled by binding arbitration pursuant to Section 11.7.2.
          11.7.2 Arbitration. Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in New York, New York if HPA is the Party that first demanded such arbitration or in London, England if Emergent is the Party that first demanded such arbitration. Any arbitration under this Agreement shall be administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “AAA Rules”). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with AAA Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable English statute of limitations.
          11.7.3 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, either prior to or during any arbitration hereunder, if necessary to protect the interests of such Party. This Section 11.7.3 shall be specifically enforceable.
     11.8 Equitable Relief. HPA acknowledges and agrees that the restrictions set forth in Section 3.4 and Article IV of this Agreement are reasonable and necessary to protect the legitimate interests of Emergent and that Emergent would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Section 3.4 or Article IV will result in irreparable injury to Emergent. HPA also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Section 3.4 or Article IV, Emergent shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to Emergent. Nothing in this Section 11.8 is intended, or should be construed, to limit Emergent’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.
     11.9 No Benefit to Third Parties. Article II confers a benefit on those Persons referred to in Section 2.9 (the “Emergent Beneficiaries”) and, subject to the remaining provisions of this Section 11.9, is intended to be enforceable by the Emergent Beneficiaries by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Act”). The Parties do not intend that any provisions of this Agreement, apart from those of Article II, should be enforceable by virtue of the Act by any person who is not a party to this Agreement. Notwithstanding the provisions of this Section 11.9, this Agreement may be rescinded or amended in any way and at any time by the Parties in accordance with its terms, without the consent of any of the Emergent Beneficiaries.
     11.10 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the other Party under this Agreement.
     11.11 English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. All notices and other disclosure required of the Parties hereunder shall be in English.
     11.12 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Paragraph, Schedule or Exhibit shall mean references to such Article, Section, Paragraph, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
     11.13 Independent Contractors. It is expressly agreed that HPA and Emergent shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither HPA nor Emergent shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

     11.14 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or the failure to exercise, or any delay in exercising a right or remedy provided by this Agreement or by law, or the waiver of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
     11.15 Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party.
     11.17 Entire Agreement; Modifications. This Agreement, together with the rBOT Development Agreement, the BT Development Agreement, the BT License Agreement, and the Distribution Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
[SIGNATURE PAGE FOLLOWS.]

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Emergent	BioSolutions, Inc.	Health	Protection Agency

By:	/s/ Fuad El-Hibri	By:	/s/ Pat Troop

	Fuad El-Hibri		Pat Troop

Title:	Chairman and CEO	Title:	CEO

Schedule 1.36
HPA Know-How
Source Materials
[**]
Documented Know-how
[**]
Batch Manufacturing Records, Process Operating Instructions & Associated SOPs
[**]
Batch Manufacturing Records, Process Operating Instructions & Associated SOPs
[**]

Schedule 1.37
HPA Patents
Owned HPA Patents
None.
Licensed HPA Patents
None.

Schedule 3.3(c)
Emergent Patents and Know-How
Patents
None
Source Materials
•	Clostridium botulinum, strains
o	[**]
Know-how
o	[**]